Exhibit 10.19
Lease Agreement
Party A (Landlord): Qingdao Jijia Electronics Co., Ltd
Address: Middle of Konggang Road, Yuhuan Ling Industrial Park, Changyang District, Qingdao.
Legal Representative: Zhao, Jiakuai
Party B (Lessee): Qingdao Viasystems Telecommunications Technologies Co., Ltd
Address:
Legal Representative: Daniel J. Weber
Whereas:
a.	Party A needs lease a plant and relating facility for operations and sales of products (hereinafter “Operations”) in China.

b.	Party A owns the plant and facility which is the subject of this lease and agree and has obtained necessary permit to lease this plant and facility to Party A for use for Operations and place of Operations. After mutual consultation, two Parties hereby agree the terms and conditions as follows:
1. Term of the Lease
1.1	The Term of Lease is three years from January 1, 2009 (“Commencement Date”) and will terminate on Dec. 31, 2011 (“Expiration Date”). The Term may be modified by a separate supplement agreement upon mutual consultation.

1.2	During the Term of the Lease, Party B must obtain Party A’s assent if Party B sublease the Plant and facility to any third party.

1.3	Upon expiration of the Term or expiration of any extending term, as long as Party offers to continue to lease this plant, Party A agrees to extend the Lease according to the rental condition set forth in Section 3.2.

1.4	Upon execution of this Lease, Party A is responsible for registration of the Lease in local administration authority with Party B’s assistance. Each party shall bear the cost and expense respectively according to laws and provision of this Lease.
2. Address, Square, Function and Usage of the Property
2.1	The address of the plant and relating facility (“Property”) lent by Party B is in Middle of Konggang Road, Yuhuan Ling Industrial Park, Changyang District, Qingdao, China. the build-up square measure are 6941.82 m2 (two stories plant) plus1661.58 m2 (Canteen), surrounding corridors, passageway for Party A’s free usage. Party A warrants the Property is suitable for usage for the function of manufacture operation.

2.2	Party B may freely use the empty land/grass land to the east of the property 8000m2 Within 18 months from Commencement Date provided that Party B is responsible for daily maintenance and cleaning up; In case Party B shall not have plan to expand the Plant or operation facility after 18 months from Commencement Date, Party B shall not reserve the land for Party B. In case Party B has plan to expand Plant and operation facility on the empty land, Party A warrants it shall invest to build plant according to Party A’s requirements and complete the construction of the plant and complement facilities within the time period agreed by both Parties. Party A is entitled to lease the newly built Plant in the unit price set forth in Section 3.2 of this Lease in the Term of the Lease and any extending term. Both Parties shall enter into supplement agreement on the Lease of the newly built plant.

2.3	In case Party A need to rent part or all dormitory rooms operated by Party A, Party A warrants it shall provide available dormitory rooms within three months after Party B raises lease request and will ensure that Party B can rent the rooms with most preferable price and priority.

2.4	Party A shall construct commercial buildings on the land approximately 1,750 m2 in front of and to the east of the Property. In case Party B needs to rent part or all of the newly constructed commercial buildings, Party A shall lease the commercial building in unit price set forth in Section 3.2 of this Lease with priority. Party A warrants it shall reserve the building for

Party B till the expiration date of this Lease.
3. Security Deposit and Rental Rate
3.1	The Lease Security Deposit is RMB 200,000 and will be credited to Party A within 10 days from the date of execution of this Lease. Party A shall refund the Lease Security Deposit within 5 days upon expiration of this Lease and upon Party B return the leased Property to Party A.

3.2	The rate of rental is RMB 10 per sqm monthly. Party A grant Party B free lease for the first floor of the plant approximately 3470.91 m2 for in the first three months. (Party B shall not pay the rental for this part from Jan. 1, 2009 to March 31, 2009). The monthly rental are RMB51,325 per month from Jan. 1, 2009 to March 31. 2009 and are RMB 86,034 per month from April 1, 2009 to Dec, 31, 2011, all rental for the empty land and taxes are included. all expenses for supply of water, electricity, telecommunication incurred in the Lease Term shall be paid by Party B directly to the relating departments according to the governmental rules. Party A shall assist in going through the procedure. Party A shall not charge any extra fees in addition to the fee rate set forth by the local government. The rental remains unchanged during the three years Lease Term. In case any extension of the Lease Term upon expiration of the Lease Term, the rental rate increased in the second 3 years lease term shall not be no more than 3% compared with the prior 3 years Lease Term. Party B shall pay Party B the rental by installment twice a year, on Feb. 1 and July 1 of each year. In case any delay of payment more than 10 days, a 0.5% daily rate shall be applied to the due payment except for the delay involving dispute in payment of rental, maintenance fee between Party A and Party B or caused by breach of responsibility by Party A.

3.3	Party A shall issue formal invoice to Party B five days prior collection of rental from Party B.

3.4	Party B shall pay the rental by check.
4. Delivery of the Property
4.1	Party A shall deliver the passion of the Property to Party B by and before Jan. 1, 2009. In case of any delay of delivery by Party A the Commencement Date shall be subsequently postponed but the postpone shall not be more than 30 days except for time agreed by both

Parties. The free lease period for Party B set forth in Section 3.2 shall also be postponed accordingly. In case Party A fails delivery of possession of the Property to Party B more than 30 days from the Commencement Date, Jan. 1, 2009, Party B is entitled to terminate the Lease and Party A shall refund the Lease Security Deposit paid by Party B and compensate loss and damages suffered by Party B.

4.2	The Property shall be satisfy the purpose of Party B to rent the Property and is in normal usable status, the facilities of water, electricity, firefighting, and environmental protection are in good operating conditions for normal usage and comply with the standards required by regulations on water, electricity, firefighting and environmental protection of Qingdao City. In case Party B needs increase capacity or renovate the facilities, Party A shall ensure the existing facilities can meet the capacity modification and renovation and be responsible for going through all necessary procedure for increasing capacity and renovation. Party B shall ensure that the projects including construction of commercial building, plant or adding electricity transformer or waste water disposal plant or other operating facilities are in compliance with planning requirements by local government.

4.3	In addition to existing transformers or electricity facilities, Party A shall furnish Party B and install a new and unused transformer with capacity 315KVA free of charge to Party B. The power cables shall be installed to designated positions in workshops. Party B shall be responsible for the interior power cables in workshops. Party A shall complete installation of the transformer by and before Jan. 1, 2009 and ensure it is in good operating condition and immediately usable status at the time of delivery of possession of the Property to Party B. Party B shall procure at least two years quality warranty and maintenance services from the supplier of the transformer. Party B shall be responsible for routine maintenance of the transformer after expiration of quality warranty period. Meanwhile, Party A shall reserve a space for installing an additional transformer with capacity 315KVA and provide reasonable design. Party A shall be responsible for going through approval procedure for usage of electricity in case Party B needs adding an additional transformer with capacity 315KVA and Party B shall be responsible for reasonable expenses.

4.4	Party shall provide an new cargo elevator in the plant part of the Property, the elevator capacity is 3 tons. Party A shall be routine maintenance and repair. Party A shall ensure the elevator enjoys at least one year quality warranty period and on year free repair and maintenance services by the elevator supplier from the date of Commencement Date. Party B shall be responsible for maintenance of elevator after expiration of quality period.

4.5	Party A has installed two meters high enclosures wall to separate the area of dormitory from area of plant.
5. Taxes
5.1	Party A shall be responsible for all taxes relating to lease of the Property including but not limited to property tax, operation tax, income tax, land use tax (expense) and any possible tax levied on the Property and lease act of Party A. Other tax including stamp duty, registration fee, and other relating tax and expenses shall be allocated between Party A as landlord and Party B as Lessee according to applicable laws and regulations. Party B shall be responsible for all registration procedures required.
6. Maintenance, repair and insurance of the plant building, special facilities, land space
6.1	Party B enjoys exclusive right to use the Property, its special facilities and surrounding empty land during the Lease Term.

Party B shall properly manage and use the Property and special facilities. Party A shall be responsible for maintenance, repair, annual inspection of special facilities except for facilities added by Party B to ensure the Property and special facilities are in reliable operating conditions during the Leas Term. Party A warrants it will repair within three days upon request to any normal wear and tear, quality problem of the plant and all damages not caused by Party B. In case Party A fails to repair within such period or in any event that it requires Party A undertake immediate maintenance or eliminate any risks occurred but Party A is unable to conduct promptly, Party B is entitled to repair by it own or employ third party to repair or eliminate the risks and Party A shall bear all repair expense incurred therefrom. Party B is entitled to deduct repair expenses from the rental due in the next payment term or request Party A to pay the repair expenses within a specific period of time. Party B is also entitled to deduct the pro rata rental in the delayed period. Party A shall be responsible for all bodily injury, property losses incurred in the repair or delay or negligence of repair by Party A and all relating economic and civil liability.

6.2	Party B shall properly manage and use the Property and maintain its normal condition in addition to normal wear and tear. In case any loss or damage incurred to the Property, the responsible party shall bear the liability. Party A shall be responsible for loss and damages caused by force majeure.

6.3	Party A reserves right to access to place of the Property for purpose of performing repair responsibility provided it gives reasonable prior notice. Its repair activity shall not interrupt or affect Party B’s normal usage and operations. Party A or its designated maintenance personnel shall comply with Party B’s administration rules. Party A shall reasonably assist Party B in properly managing and using the Property.

6.4	Party A shall purchase and maintain insurances for the Property and its special facilities including liability insurances during the Lease Term and any extending term thereafter. Party B shall purchase necessary insurances for its properties in the Property. In case any party fails to purchase any insurance required by this Lease, the party shall be responsible for all damages and losses incurred respectively.
7. Alteration of the Property
7.1	Party B shall not alter the main structure or fundamental structure of the Property without Party A’s written consent. During the Lease Term, in case Party B conduct any decoration, renovation, modification, adding facilities and equipments without alter any main structure or fundamental structure of the Property to meet the needs of Operations, Party A shall provide consent in time and shall provide the original design/drawings of the plant and be responsible for obtaining all necessary approvals and permits. In case any decoration, renovation, modification, adding facilities and equipments to the Property may affect the main structure and fundamental structure, Party B must conduct with Party A’s written consent. Party A shall be responsible for obtaining all necessary approvals and permits. In case Party B conducts any decoration, renovation, modification, adding facilities and equipments to the Property with Party A’s written consent, upon expiration of the Lease Term or early termination of the Lease, Party B is entitled to remove and move away the facilities and equipments decorated or installed by Party B. Party A shall compensate Party B in reasonable price for those can not be removed or are difficult to be removed or the removal likely damage Party A’s original facilities or equipments or structure.
7.2	In case Party B needs set up advertising boards on or surrounding the Property Party A shall assist Party B go through all necessary approval process. Party B shall bear expenses.
8. Transfer of Ownership
8.1	In case Party A transfers part or all ownership of the Property to third party, this Lease shall bind the transferee. Party A shall ensure the transferee continue to perform this Lease. Party A shall give three-moth prior written notice to Party B of any intended transfer of party or all of the Property and Party B reserves right to continue the Lease or early terminate the Lease with written notice. Party A shall reserve the first right of refusal to purchase the Property in equivalent conditions. In case Party A fails to give prior notice or the transfer causes Party B unable to use the Property in normal way, Party A compensate Party B six month rental as liquidated damages and compensate losses suffered by Party B. In case Party B opts to early terminate the Lease, Party A shall give Party B at least two months for Party B’s movement (“moving period”) and refund all Lease Security Deposit and rental has paid by Party B for unused lease term to Party B. The moving period is from the date of notice on termination. Party B is entitled free lease in the moving period.
9. Warranty and Waiver
9.1	Party A warrants on the Property on the following:

a.	meets the needs of Party B in manufacturing and selling Products;

b.	does not infringe property ownership of any third party;

c.	no any dispute on ownership of the Property;

d.	the building and facility of the Property are legal and safe and comply with requirements of regulations on national environment and firefighting;

e.	no any other defects on the Property;

f.	warrants normal supply of water, electricity, telecommunication and other utilities for Party B’s normal production and living on the Property;

g.	in case any creditor or security party of the Party A claim for realization of debt or security interest, Party A shall give written notice to Party B within one working day upon receipt of notice of creditor or security party, court judgment or arbitration award. In case any realization of such debt or security interest limits Party B free enjoy the usage of and lease of the Property under this Lease, it deems breach of the Lease by Party A, therefore Party A shall compensate Party B with amount equivalent to six month rental as liquidated damages and compensate Party B all losses incurred therefrom.

9.2	Party B shall be responsible for damages or other losses to the Property caused by its negligence in mistaken and abusing use of the Property.
10 Terminations and Expiration of the Lease
10.1	Party A is entitled to terminate this Lease with written notice in case Party B fails to pay rental due more than 60 days and fails to cure within 30 days upon notice by Party A except for the non payment caused by the dispute on rental, management fee or repair expenses or breach by Party A to its responsibilities under this Lease.

10.2	Party B is entitled to terminate this Lease with written notice to Party A and require Party A compensate losses suffered by Party B in case the normal supply of water, electricity and other utilities were broken more than three days.

10.3	Except for the situations agreed upon to terminate this Lease, a Party is entitled to terminate this Lease and claim liquidated damages equivalent to 30% of annual rental against the breaching party and other damages in case the breaching party commits the followings:

a.	fails to perform the responsibilities set forth in this Lease and fails to cure or reluctantly to cure after 30 days upon receipt of written notice from the counterparty;

b.	was announced bankruptcy or the Property was frozen, enforced or was transferred to a third party according to legal process.

In case Party B terminate the Lease for above reason from Party B, Party A shall refund full amount of Lease Security Deposit and the rental paid by Party B for the lease term that Party B does not use the Property.
10.4	Except for the situation set forth above and those set forth otherwise in this Lease, neither Party may early terminate this Lease during the Lease Term and any extending lease term. Otherwise, any Party which terminate this Lease without consent of the other Party, and the actual lease term or the actual lease term after extension of the Lease is less than three years, the Party which early terminates this Lease shall compensate the other party the rental of the remaining lease term up to one year rental amount as liquidated damages.

10.5	In case Party B fails to return the Property to Party A in reason period of time upon termination or expiration of this Lease (up to two months), Party A is entitled to move the personal properties of Party B from the Property to a proper place for storage and Party B shall bear all expenses and losses but Party A will not have any right to such personal properties.

10.6	In case any severe earthquake or other natural disaster or war or any other unforeseeable and unavoidable force majeure happens and causes any party unable to perform this Lease, the party encounters the force majeure shall notify the other party in mail or facsimile and shall provide details of such force majeure within 30 days and certificate that the Lease can not be perform in whole or in part or the performance needs to delay. Such certificate shall be issued by a notary public located in the place where the force majeure occurs, or it is impossible to obtain such certificate, other competent evidence is allowed. The Party experiencing the force majeure is waived from any liability.
11. Damages
11.1	In case any Party willfully or negligently cause the damages to the Property the responsible Party shall notify the other party of the damages and compensate the damages and losses suffered by the other party due to the damages of the Property.

12. Sublease
12.1	Party B shall not sublease any part or whole of the Property without written consent of Party A. Party A shall agree Party B sublease part of the Property provided that Party B in necessary needs to reduce usage of part of the Property for purpose to adjust its operation scope.
13. Delivery
13.1	Party B shall return possession of the Property to Party A within reasonable period in case the parties do not extend the Lease upon expiration of the Lease and Party B shall deliver the possession of the Property in situation after normal usage except for the followings:

a.	any repair, reconstruction, maintenance, modification and addition according to provisions of this Lease;

b.	any losses, harms and damages to the Property and its special facilities cause by reasons other than Party B’s failure;

c.	any harms or damages caused by Party A or its agent or visitors to Party A.
14. Confidentiality
14.1	Any information now matter currently obtained by one party from the other party or intended to provide including but not limited to the product design, production, financial status, engineering, material, equipments, research, and trade secrets in relation to manufacturing and technology information are all confidential information. Both parties shall keep confidential on the confidential information. The party disclosing the confidential information to a third party without consent of other party shall be responsible for all losses suffered by the other party.

14.2	Party B’s employees shall not approach other building or facilities except for the Property. Party A’s employees shall not approach the Property and special facilities except for any other needs for repair or management or usage of the Property with prior notice and consent of Party B.
15. Notices
15.1	The notices in performance of this Lease by hand delivery, facsimile, prepaid registered mails or certified mails was sent to the following address are deemed proper notices.

Party A:
Address:
Telephone:
Facsimile:
Party B
Address:
Telephone:
Facsimile:
15.2	In case any change of address, the changing party shall notify the other party according to the provisions above, otherwise the address is deemed unchanged.
16. Governing law
16.1	The construction and performance of his Lease shall be governed by PRC laws.
17. Dispute resolution
17.1	Any dispute arising from this Lease or relating to this Lease shall be resolved through amicable negotiation. In case amicable negotiation fails, the parties shall bring the dispute to the district court where the Property is located.
18. Validity of the Lease and miscellaneous
18.1	This Lease Agreement shall take effects from the date of signature of authorized representative of both Parties and with company seals on.

18.2	This Lease Agreement constitutes entire agreement between the two parties on the subject matters of this Lease and supersedes all prior agreement no matter in oral or written.

18.3	Any modification to this Lease Agreement to be effective must be concluded through the signatures of authorized representatives together with company seals.

18.4	All appendices if any concluded according to this Lease Agreement and constitute part of this Lease Agreement and have same legal effect to this Lease Agreement. In case any conflict between the appendices and the Lease Agreement, the provisions of the Lease Agreement prevail.
18.5	Any act delay or failure in exercising its rights hereunder by either Party does shall not be deemed to constitute a waiver of rights and interest hereunder or permit or recognition of any breach of the Contract. Nor shall it restrict, prevent or interfere with the continuous exercise of such right at a later time or any other right, nor shall the foregoing cause the breaching party to be liable in any way to the other party.

18.6	The headlines in this Lease Agreement are only for the reference and are not a part of this Lease and affect the construction of this Lease Agreement.

18.7	This Lease Agreement is made in Chinese with four originals with same legal effect. Each Party may hold two originals.

Party A	Party B

Authorized representative	Authorized Representative

Legal Representative	Legal Representative

Oct 18 2008	Oct 18 2008